Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Mega Matrix Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other(2)	1,604,000	(3)	$2.42	$3,881,680	$0.0001476	$572.94

Total Offering Amount						$3,881,680		$572.94
Total Fee Offsets
Net Fees Due								$572.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average the high and low sale price of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) as reported on the NYSE American on February 13, 2024, which date is within five business days prior to the filing of this Registration Statement.

(3)	Represents the maximum of 1,604,000 shares of the Registrant’s common stock currently reserved for issuance pursuant to (i) Mega Matrix Corp. Amended and Restated 2021 Equity Incentive Plan and (ii) January 18, 2024 Restricted Stock Unit Award granted to the Chief Operating Officer Xiangchen (Steven) Gao, and subject to adjustment as provided for therein.